UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12.

PETROL OIL AND GAS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3161 E. Warm Springs Rd. Ste 300

Las Vegas, NV 89120

Phone 702 454 7318

Fax  702 434 7594

OTC BB: POIG

November 22, 2005

Dear Petrol Stockholders,

As we approach the end of 2005 I thought it best to take this opportunity to provide our stockholders an update on the state of Petrol Oil and Gas and the outlook for its future. As you may know this has been an extremely busy year for Petrol and thus far a very profitable one. We have had record revenues every quarter this year and for the nine months ending September 30, 2005 revenues totaled $4,489,872 as compared to last year when revenues for the same period only totaled $44,185. We anticipate finishing out the year with revenues approximating $6,400,000. Furthermore, we have been cash flow positive from operations, after excluding certain non-cash items, for the entire year.

We started out 2005 as the new owner and operator of a CBM producing field, Petrol-Neodesha (P-N). P-N has been the primary source of current revenues producing roughly 2.8-3.0 Million cubic feet of gas per day (MMcfd). In the spring of this year our field operational team recommended a plan to improve efficiency and expand the gas processing capacity at P-N in order to handle additional production from new wells that we were waiting to drill. Consequently, this past summer we implemented that plan spending around $800,000 to expand and improve our gas gathering pipelines and processing systems. Like any renovation it often creates short term disruptions much like widening lanes on a freeway. In our case it caused some temporary reductions in gas production rates during the 3rd quarter while we rerouted and expanded some of our more than 56 miles of gas gathering lines and multi-stage compressor systems. However, now that the pain from the P-N renovations are behind us the main pipeline transportation has about twice the capacity it had before we implemented the plan and production rates are up about 25% as a result. So now Petrol is focused on drilling new production wells in P-N. Thus far we’ve drilled 11 new wells since May, with a 100% success rate, and we have plans for another 30 new wells in 2006.

While P-N was being improved we were very busy soliciting a debt financing package to develop our Coal Creek project which is in the heart of our 165,000 gross leased mineral acres. Coal Creek encompasses about 90,000 gross acres most of which is located in Coffey County, KS, about and hour and a half drive southwest of Kansas City. Petrol sought a form of debt financing somewhere between $40,000,000-65,000,000 to develop the entire Coal Creek property with an immediate need for $10,000,000 to initiate the project. We sought funds from banks and mezzanine financiers but in the end the current note holder on our P-N project, Laurus Master Fund, Ltd stepped forward to beat the other four proposals. During the past 30-45 days we worked diligently with Laurus and a bevy of attorneys to close on the first $10,000,000 tranche of an anticipated $50,000,000 facility. Our diligence paid off, and we closed escrow on the $10,000,000 on Tuesday, November 15, 2005.

While we were negotiating the financing, our field operations personnel had been working for months behind the scenes planning, scheduling and bidding the many complex components that will make up the Coal Creek project. The day after we closed escrow we began drilling the first of our Salt Water Disposal wells in Coal Creek and filing drilling intents for new production wells.

The initial development plan for Coal Creek using our first $10,000,000 is to install gas gathering pipeline and water disposal systems that will facilitate production from the more than 40 wells that will be drilled or completed during the next 6 months as well as to have the capacity to handle production from an additional 500 wells. When fully developed Coal Creek is anticipated to include a staggering 540 wells. Assuming receipt of the $50,000,000 funding, we look forward to accomplishing this in about 2 years.

With financing for Coal Creek in place and P-N production on the rise, our efforts will concentrate on fully developing these projects as quickly as possible in order to take advantage of the strong market demand for gas supply. Our independent reserve study indicates that Petrol has about 12.7 Billion cubic feet (Bcf) of Net Proven gas reserves that have a Present Value reduced by 10% per annum (PV 10%) of about $32.5 Million. As we begin our development program those values will rise significantly. In fact the first 180 wells in our Coal Creek project should increase our PV 10% from $32.5 Million to about $200.0 Million. When fully developed on 160 acre spacing Petrol’s 165,000 gross acres can support about 1,000 production wells.

Our task is simple, drill as many wells as we can, as quickly as we can, emplace efficient gas gathering and water disposal systems, keep costs in line and produce as much gas as possible.

There are many thanks to be had for everyone involved in making this a very productive and profitable year for Petrol but none more than needs to be said to our stockholders that have shown the confidence and stamina to see Petrol through some protracted growing pains. The reality is the growing pains will continue for some time to come since our goal is to become the largest natural gas producer in all of Kansas and Missouri. So hang on because we’re on the move.......

Have a wonderful Christmas season and hope to see you all at our annual stockholders meeting in December. Please forward your proxies whether you plan to attend or not, since it will insure we have a quorum to conduct the meeting.

Thanks again.

Sincerely,

Paul Branagan

President/CEO

Petrol Oil and Gas, Inc.

 PETROL OIL AND GAS, INC.

3161 East Warm Springs Road, Suite 300

Las Vegas, Nevada 89120

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 20, 2005

Dear Petrol Oil and Gas, Inc. Stockholders:

You are cordially invited to attend the Annual Meeting of stockholders of Petrol Oil and Gas, Inc., a Nevada corporation, (“Petrol”) to be held on December 20, 2005, at 10:00 a.m., local time, at Alexis Park Resort, 375 E. Harmon Avenue, Las Vegas, Nevada 89109. At the Annual Meeting, you will be asked to consider and vote on the following proposals;

1.	To elect a new Board of Directors for Petrol to hold office until the next annual stockholder’s meeting, (the current nominations are for Paul Branagan, Loren Moll and Suzanne Herring).
2.	To ratify the selection of Weaver & Martin, LLC as Petrol’s independent auditors for the next year; and
3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on November 18, 2005 as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. A list of such stockholders will be available for examination by a stockholder for any purpose germane to the meeting during normal business hours at Petrol’s corporate offices at 3161 E. Warm Springs Road, Suite 300, Las Vegas, NV 89120 for 10 days prior to the Annual Meeting.

By Order of the Board of Directors

Paul Branagan

Secretary

Las Vegas, Nevada

December 2, 2005

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by signing, dating and mailing the enclosed proxy will save Petrol the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

PETROL OIL AND GAS, INC.

3161 E. Warm Springs Road, Suite 300

Las Vegas, NV 89120

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

December 20, 2005

This statement is furnished in connection with the solicitation by the Board of Directors of Petrol Oil and Gas, Inc. (hereinafter “Petrol” or the “Company”) of proxies in the accompanying form for the Annual Meeting of Stockholders to be held on Tuesday, December 20, 2005 at 10:00 a.m. and at any adjournment thereof.

This proxy statement and the enclosed form of proxy were first sent to stockholders on or about December 5, 2005.

If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.

Solicitation of proxies will be made by mail and by Petrol’s officers at Petrol’s expense. Petrol will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

As of the close of business on November 18, 2005, the record date for the Annual Meeting, Petrol had outstanding and entitled to vote 26,351,979 shares of Common Stock. Each share of Common Stock is entitled to one vote per share on all matters submitted to a vote of Petrol’s stockholders. Only stockholders of record at the close of business on November 18, 2005 are entitled to vote at the Annual Meeting or at any adjournment thereof.

The presence at the meeting, in person or by proxy, of the holders of Common Stock holding in the aggregate a majority of the voting power of Petrol’s stock entitled to vote shall constitute a quorum for the transaction of business. A majority of the votes properly cast upon any question by the stockholders attending the meeting, in person or by proxy, shall decide the question. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of Directors or any other question and accordingly will have no effect.

Stockholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other stockholders.

PROPOSAL 1. ELECTION OF DIRECTORS

At the 2005 Annual Meeting of Stockholders, a Board of Directors consisting of three members will be elected, each director to hold office until the next Annual Meeting of stockholders, or a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

Our current Board of Directors, acting as the Nominating Committee, have nominated for election the two current members of the Board of Directors along with one new nominee. The current nominations are for Paul Branagan, Loren Moll and Suzanne Herring. The nominees have consented to their nomination to the Board of Directors, and will serve if elected. However, if the nominees should become unavailable for election, the accompanying proxy will be voted in favor of holding a vacancy to be filled by our current Directors. Petrol has no reason to believe that Mr. Branagan, Mr. Moll or Ms. Herring will be unavailable to serve as Directors.

The following information is provided regarding the nominees for election to the Board of Directors.

Paul Branagan, age 62, is the President, CEO and Chairman of Petrol and has been a director since 2002. Mr. Branagan graduated from the University of Las Vegas Nevada with a B.S. in physics. From 1993 to the present Mr. Branagan has been the President and Senior Scientist of Branagan & Associates, Inc. From 1975 to 1993 he was the Project Manager, Assistant Oil and Gas Division Manager and Senior Scientist of CER Corporation of Las Vegas, Nevada. Since 1999, Mr. Branagan has been the President and a member of the Board of Directors of Millennium Plastics Corporation, a 34 Act Reporting Nevada Corporation.

Loren W. Moll, age 49, has been a director of Petrol since 2002 and has been a member of the law firm of Caldwell & Moll, L.C. in Overland Park, Kansas since its establishment in November 1996. Mr. Moll concentrates his practice in all areas of real estate law, including commercial real estate transactions, breach of contract, escrow and title disputes, commercial leasehold disputes, real estate broker liability, and oil and gas. Mr. Moll holds a B.A. degree from the University of Kansas (1983) and his Juris Doctor degree, Order of the Coif, from the University of Kansas School of Law (1986) where he was Research Editor for the University of Kansas Law Review. Mr. Moll was formerly a partner of the real estate law firm Lewis, Rice & Fingersh from 1986 to 1994 and was associated with the international law firm Bryan Cave LLP from 1994 to 1996.

Suzanne Herring, age 40, is a new nominee for Petrol’s Board of Directors. Ms. Herring has over 18 years of experience in the public and private accounting arenas. She has worked as an auditor of public and non-public companies and has served as a chief financial officer for multiple businesses. Further, Ms. Herring has a broad individual and corporate taxation background. Since February 2005, Ms. Herring has been president of Opus Pointe, a Las Vegas, Nevada based consulting firm specializing in providing contract CFO services and internal control compliance and implementation to publicly traded small business issuers. From 1995 to present, Ms. Herring has owned and operated American West Financial Services, a Las Vegas, Nevada based financial and taxation consulting firm. From 2003 through 2005, Ms. Herring was an auditor for a Las Vegas, Nevada based CPA firm, Beckstead and Watts, LLP. Prior to joining Beckstead and Watts, Ms. Herring served as the Chief Financial Officer for a Las Vegas, Nevada based commercial development and construction company. From 1993 to 1995, Ms. Herring served as a staff accountant for Piercy, Bowler, Taylor & Kern CPAs, a Las Vegas, Nevada based CPA firm. In addition, Ms. Herring serves as a board member of the New Vista Ranch Charitable Organization and is a member of the American Institute of Certified Public Accountants (AICPA). Ms. Herring majored in accounting and minored in finance at the University of Nevada Las Vegas. Ms. Herring has been nominated to the Petrol Board of Directors in anticipation of the establishment of an audit committee, whereon Ms. Herring will be chairman and serve as the financial expert.

The Board of Directors has concluded that Mr. Moll and Ms. Herring are considered independent Directors in accordance with the director independence standards of the American Stock Exchange, and has determined that none of them has a material relationship with Petrol which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director.

When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the three nominees identified above. Petrol expects each nominee to be able to serve if elected, but if any nominee notifies Petrol before this meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the Directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Board of Directors’ Meetings, Committees, Directors’ Compensation and Nominations

Board of Directors’ actions were taken in 2004 at the Annual Meeting of Directors that followed the 2003 Annual Meeting of Stockholders and upon thirty-five occasions by Directors’ unanimous written consent. Mr. Branagan attended the Annual Meeting of directors. Loren Moll did not attend the Annual Meeting of Directors. Directors are encouraged but not required to attend Annual Meetings of Petrol’s stockholders.

Audit Committee and Financial Expert

We do not currently have an Audit Committee, our Board of Directors currently perform some of the same functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements, and their audit report; and reviewing management’s administration of the system of internal accounting controls. Petrol does not currently have a written audit committee charter or similar document. The Board of Directors has nominated Ms. Suzanne Herring as a new nominee to our Board of Directors in anticipation of Ms. Herring establishing and serving as the chairman and financial expert of our Audit Committee.

Nominating Committee

We do not have a Nominating Committee or Nominating Committee Charter. Our Board of Directors performs some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee in that we have limited resources and a limited number of board members. The Board is in the process of evaluating the establishment of a Nominating Committee.

Director Nomination Procedures

At present, the Board participates in discussions regarding nominees for Directors. The Board has determined that it is appropriate for all members of the Board to participate in the selection of Directors since all of the Board members will work and interact with each nominee and each director brings unique skills and experience to the process of evaluating personnel. Our Directors approved the selection of the nominees for Directors named in this proxy statement.

Generally, nominees for Directors are identified and suggested by the members of the Board or management using their business networks. The Board has not retained any executive search firms or other third parties to identify or evaluate director candidates in the past and does not intend to in the near future. In selecting a nominee for director, the Board considers the following criteria:

1.

whether the nominee has the personal attributes for successful service on the Board, such as demonstrated character and integrity; experience at a strategy/policy setting level; managerial experience dealing with complex problems; an ability to work effectively with others; and sufficient time to devote to the affairs of Petrol;

2.

whether the nominee has been the chief executive officer or senior executive of a public company or a leader of a similar organization, including industry groups, universities or governmental organizations;

3.

whether the nominee, by virtue of particular experience, technical expertise or specialized skills or contacts relevant to Petrol’s current or future business, will add specific value as a Board member; and

4.	whether there are any other factors related to the ability and willingness of a new nominee to serve, or an existing Board member to continue his service.

The Board has not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Rather the Board will evaluate the mix of skills and experience that the candidate offers, consider how a given candidate meets the Board’s current expectations with respect to each such criterion and make a determination regarding whether a candidate should be recommended to the stockholders for election as a director. During 2004, Petrol received no recommendation for Directors from its stockholders.

This Company will consider for inclusion in its nominations of new Board of Director nominees proposed by stockholders who have held at least 1% of the outstanding voting securities of Petrol for at least one year. Board candidates referred by such stockholders will be considered on the same basis as Board candidates referred from other sources. Any stockholder who wishes to recommend for Petrol’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to Petrol’s Secretary at the following address: 3161 E. Warm Springs Road, Suite 300, Las Vegas, Nevada 89120.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board or a particular director may send a letter to the Secretary of the Corporation at 3161 E. Warm Springs Road, Suite 300, Las Vegas, Nevada 89120. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or Directors.

Code of Business Conduct and Ethics

From our inception through November 18, 2005, we had not adopted a corporate code of ethics. However, on November 18, 2005, we adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees. A copy of the Code of Business Conduct and Ethics is attached as Appendix A to this proxy and is also available on our website at www.petroloilandgas.com.

Executive Compensation

The following table sets forth the cash compensation of our executive officer Paul Branagan and our non-executive employee Gary Bridwell.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long Term Compensation
		Salary	Bonus	Other Annual Compen- sation	Awards		Payouts	All other compensation
					Restricted Stock	Options	LTIP payouts
Paul Branagan, President	2004 2003 2002	$166,666.75 $145,417 $35,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- 1,250,000(2)	-0- -0- -0-	$10,725(1) -0- -0-
Gary Bridwell, Field Operations Manager	2004	$125,000	-0-	-0-	100,000	-0-	-0-	-0-

(1)

On November 20, 2003, we amended Mr. Branagan’s original employment agreement granting Mr. Branagan a 1/100 over riding royalty on wells we complete in perpetuity. On November 2, 2005, we entered into a new employment agreement with Mr. Branagan, which increased his annual salary to $225,000, extended the expiration date on previously issued options and granted Mr. Branagan an additional 500,000 options to purchase shares of our common stock at $1.75 per share. As of December 31, 2004, $8,940 of the $10,725 over riding royalties due to Mr. Branagan had not been paid.

(2)	The options are exercisable at prices ranging from $.50 to $2.50 per share, pursuant to Mr. Branagan’s Employment Agreement.

Director Compensation and Other Arrangements

Our Directors who are not employees receive compensation of $1,000 for each meeting of the board, as well as travel expenses, if required. From time to time, certain Directors who are not employees may receive grants of options to purchase shares of our common stock. We anticipate the need to compensate independent Directors and Directors who serve on committees, when and if established. We do not anticipate such compensation to exceed $60,000 per annum per director.

Stock Option and Non-Employee Directors’ Plan

The following description applies to the stock option plan which we adopted in December of 2002; 2,350,000 options were granted as of December 31, 2004.

In December of 2002, Petrol reserved for issuance an aggregate of 3,000,000 shares of common stock under our 2002/2003 Stock Option Plan and Non-Employee Directors’ Plan. These plans are intended to encourage Directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for its continued success and growth, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to Petrol in the future. As of December 31, 2004, 650,000 shares remain available for issuance.

Stock Option Plan

Officers (including officers who are members of the Board of Directors), Directors (other than members of the stock option committee to be established to administer the stock option plan and the Directors’ plan) and other employees and consultants and its subsidiaries (if established) will be eligible to receive options under the planned stock option plan. The committee will administer the stock option plan and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the stock option plan.

Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the stock option plan be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted.

Each option granted under the stock option plan will be exercisable for a term of not more than ten years after the date of grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. In the event of a change of control (as defined in the stock option plan), the date on which all options outstanding under the stock option plan may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

Option Grants

The Board of Directors adopted a 2002/2003 stock option plan pursuant to which incentive stock options or nonstatutory stock options to purchase up to 3,000,000 shares of common stock may be granted to employees, Directors and consultants. As of December 31, 2004, 650,000 shares remain available for issuance under the stock option plan. Pursuant to the plan, stock options were granted as follows:

Date Granted	Exercise Price Per Share	Number of Shares

December 19, 2002
Granted	$0.50 to $2.50	1,350,000
Exercised	-	-0-
Cancelled	-	-0-
Expired		100,000

December 27, 2002
Granted	$0.50	700,000
Exercised	$0.50	700,000
Cancelled	-	-0-

March 1, 2004
Granted	$1.25 to $1.50	300,000
Exercised	-	-0-
Cancelled	-	-0-

November 1, 2004
Granted	$0.50 - $1.00	100,000
Exercised	-	-0-
Cancelled	-	-0-

Total outstanding	$0.50 to $2.50	1,650,000

Board of Directors’ Report on Executive Compensation

We currently do not have a compensation committee of the Board of Directors. However, the Board of Directors intends to establish a compensation committee, which is expected to consist of two independent members of our board. Until a formal committee is established our entire Board of Directors will review all forms of compensation provided to our executive officers, Directors, consultants and employees, including stock compensation and loans.

Traditionally, Petrol’s program regarding compensation of its executive officers has been different from most public Companys’ programs. In 2004 and in prior years, Mr. Branagan recommended to the Board of Directors the amount of his proposed remuneration and he set the remuneration of Petrol’s other executive officers (including both salary and bonus). Factors considered by the Board of Directors and Mr. Branagan were typically subjective, such as their perception of the individual’s performance and any planned change in functional responsibility. Neither the profitability of Petrol nor the market value of its stock were considered in setting executive officer remuneration (including both salary and bonus).

On November 2, 2005, we entered into a new employment agreement with Paul Branagan, wherein Mr. Branagan agreed to serve as our Chief Executive Officer and President. The term of employment is for five (5) years. We agreed to pay Mr. Branagan annual compensation of $225,000. In addition to the cash compensation, we granted Mr. Branagan an extension of previously granted stock options to purchase 1,250,000 shares of our common stock at prices ranging from $0.50 per share to $2.50 per share, exercisable at any time and expiring on September 30, 2010. We also granted Mr. Branagan additional options to purchase 500,000 shares of our common stock at $1.75 per share, exercisable at any time and expiring on September 30, 2010. Mr. Branagan will also continue to receive a 1/100 Over Riding Royalty on production from any wells completed on our current and future leased acreage. The Over Riding Royalty shall be paid as determined by the Board of Directors and the term of the payment of the Over Riding Royalty shall be in perpetuity. A copy of the employment agreement was attached to the current report on Form 8-K filed with the SEC on November 10, 2005.

Certain Relationships and Related Transactions

As part of Mr. Branagan’s employment agreement, we are obligated to pay Mr. Branagan a perpetual 1/100 Over Riding Royalty on production from any wells completed on our leased acreage. For the year ended December 31, 2004, Mr. Branagan earned a total of $10,725 as part of the Over Riding Royalty.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on March 31, 2005, held by those persons known to beneficially own more than 5% of our capital stock and by our Directors and executive officers. The percentage of beneficial ownership for the following table is based on 24,966,778 shares of common stock outstanding as of March 31, 2005.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after March 31, 2005 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management

Name of Beneficial Owner (1)	Number of Shares	Percent of Outstanding Shares of Common Stock (2)
Paul Branagan, President	1,750,000 (3)	7%
Loren Moll, Director	3,100,000	12%
John C. Garrison, Chief Financial Officer (4)	0	0%
Lawrence Finn, Vice President & Chief Financial Officer (4)	0	0%
Directors and Officers as a Group	4,850,000	19%
(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of Petrol.

(2)	Figures are rounded to the nearest whole percent.
(3)	Includes 1,250,000 options to purchase our restricted common stock at prices ranging from $0.50 to $2.50 per share.
(4)

Effective August 9, 2005, John Garrison resigned as Chief Financial Officer of Petrol and concurrently, the Board of Directors appointed Lawrence Finn as Vice President and Chief Financial Officer of Petrol.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner (1)	Number of Shares	Percent of Class (2)
Wellington Management Company, LLP (3) 75 State St. Boston, MA 02109	2,500,000	10%
Beneficial Owners as a Group	2,500,000	10%
(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)	Figures are rounded to the nearest whole percent.
(3)

The 2,500,000 shares represents the amount of shares Wellington Management Company, LLP (“WMC”) may be deemed to beneficially own as investment advisor, which are held of record by clients of WMC. No such client of WMC is known to have such right or power with respect to more than five percent of this class of securities.

* The information used for the table of Security Ownership of Certain Beneficial Owners is based on the information reported on the beneficial owners Schedule 13G filings.

Section 16(a) Beneficial Owner Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires Petrol’s executive officers and Directors, and persons who beneficially own more than ten percent (10%) of Petrol’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, Directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Petrol with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to Petrol and written representations from Petrol’s executive officer and director, Petrol believes that during the year ended 2004 there were no delinquent filers.

PROPOSAL 2. REAFFIRM THE APPOINTMENT OF WEAVER & MARTIN, LLC AS AUDITORS FOR THE NEXT YEAR

Our Board of Directors has selected Weaver & Martin, LLC to serve as Petrol’s independent auditor for the current fiscal year, and the Board is asking stockholders to reaffirm that selection. Although current law, rules and regulations require Petrol’s independent auditor to be engaged, retained and supervised by Board of Directors, acting as the Audit Committee, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Weaver & Martin for reaffirmation by stockholders as a matter of good corporate practice.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REAFFIRMATION OF WEAVER & MARTIN, LLC AS AUDITORS FOR THE NEXT YEAR.

Independent Public Accountants

Weaver & Martin LLC. served as Petrol’s principal independent public accountants for fiscal year 2004. Representatives from that firm will not be present at the meeting of stockholders. Therefore, they will not be making a statement and will not be available to respond to any questions.

Aggregate fees billed to Petrol for the year ending December 31, 2004 by Weaver & Martin LLC. were as follows:

Audit Fees

The aggregate fees billed for professional services rendered by Weaver & Martin, LLC, for the audit of our annual financial statements and review of the financial statements included in our Form 10-QSB or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for fiscal year 2004 was $98,127.

Audit-Related Fees

The aggregate fees billed by Weaver & Martin LLC for professional services rendered for audit related fees for fiscal year 2004 were $-0-.

Tax Fees

The aggregate fees to be billed by Weaver & Martin, LLC for professional services to be rendered for tax fees for fiscal year 2004 was $5,000.

All Other Fees

The aggregate fees for professional services for audit related services relating to the Registration Statement on Form SB-2 for fiscal year 2004 was $20,426. There were no other fees to be billed by Weaver & Martin LLC for the fiscal year 2004 other than the fees described herein and above.

Board of Directors acting as Audit Committee

We have not appointed a formal Audit Committee, therefore, our entire Board of Directors serves as the Audit Committee, which has complied with the requirement to engage and approve in advance the audit of Petrol’s financial statements and has approved of Weaver & Martin, LLC. as our independent auditors for the year ending December 31, 2004. The requirement that the Audit Committee pre-approve certain engagements by our independent auditors became effective as of May 6, 2003, or thereafter as set forth in new SEC rules, and Petrol has not engaged our independent auditors for any work other than the audit of our financial statements since such requirement became effective. Petrol has not yet completed formalizing our pre-approval policies and procedures, but will comply with all required applicable rules and procedures.

PROPOSAL 3. OTHER MATTERS

As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice, other than the approval of the minutes of the last Annual Meeting of Stockholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with their best judgment, including upon any stockholder proposal about which Petrol did not receive timely notice.

Expenses of Proxy Solicitation

The principal solicitation of proxies will be made by mail. Expense of distributing this Proxy Statement to Stockholders, which may include reimbursement to banks, brokers and other custodians for their expenses in forwarding this Proxy Statement, will be borne exclusively by Petrol.

Annual Report

A copy of the 2004 Form 10-KSB report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to stockholders without charge upon written request to: Paul Branagan, President, Petrol Oil and Gas, Inc., 3161 E. Warm Springs Road, Suite 300, Las Vegas, NV 89120. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Common Stock of Petrol on November 18, 2005. Exhibits to the Form 10-KSB will be mailed upon similar request and payment of specified fees. The 2004 Form 10-KSB is also available through the Securities and Exchange Commission’s World Wide Web site (www.sec.gov).

  Proposals of Stockholders

Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2006 Annual Meeting must be received by Petrol by March 31, 2006. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail -- return receipt requested. Stockholders who intend to present a proposal at the 2006 Annual Meeting without including such proposal in Petrol’s proxy statement must provide Petrol notice of such proposal no later than April 15, 2006. Petrol reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By Order of the Board of Directors

Paul Branagan

Chairman

Las Vegas, Nevada

December 2, 2005

PETROL OIL AND GAS, INC.

PROXY

Annual Meeting of Stockholders

December 20, 2005

The undersigned appoints the Board of Directors of Petrol Oil and Gas, Inc. with full power of substitution, the attorney and proxy of the undersigned, to attend the Annual Meeting of stockholders of Petrol Oil and Gas, Inc., to be held December 20, 2005, beginning at 10:00 a.m., Pacific Time, at Alexis Park Resort, 375 E. Harmon Avenue, Las Vegas, Nevada 89109 and at any adjournment thereof, and to vote the stock the undersigned would be entitled to vote if personally present, on all matters set forth in the Proxy Statement to Stockholders dated November 18, 2005, a copy of which has been received by the undersigned, as follows:

1.	Vote	☐	Withhold Vote	☐

for the election of the following nominee as director of Petrol, to serve until the next Annual Meeting and until their successors are elected and qualify:

Paul Branagan, Loren Moll, Suzanne Herring

Please indicate the names of those for whom you are withholding your vote:

2.	Vote	☐	Withhold Vote	☐

for the reaffirmation of Weaver & Martin, LLC. as auditors for the next year.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY, IF OTHERWISE DULY EXECUTED, WILL BE VOTED FOR EACH OF THE MATTERS SET FORTH ABOVE.

Date ___________________________, 2005	Number of Shares ________________

Please sign exactly as

your name appears on

your stock certificate(s).

If your stock is issued in	Signature

the names of two or more                                             Print Name Here:

persons, all of them must

sign this proxy. If signing

in representative capacity,	Signature

please indicate your title.                                             Print Name Here:

PLEASE SIGN AND RETURN THIS PROXY PRIOR TO DECEMBER 10, 2005.

Mail To: Petrol Oil and Gas, Inc., 3161 E. Warm Springs Road, Suite 300, Las Vegas, Nevada 89120

APPENDIX A

PETROL OIL AND GAS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1. Scope. This Code of Business Conduct and Ethics applies to all Petrol Oil and Gas, Inc. directors, officers and employees, as well as to directors, officers and employees of each subsidiary of Petrol Oil and Gas, Inc. Such directors, officers and employees are referred to herein collectively as the “Covered Parties.” Petrol Oil and Gas, Inc. and its subsidiaries are referred to herein collectively as “Petrol.”

2. Purpose. Petrol is proud of the values with which it conducts business. It has and will continue to uphold high levels of business ethics and personal integrity in all types of transactions and interactions. To this end, this Code of Business Conduct and Ethics serves to (1) emphasize Petrol’s commitment to ethics and compliance with the law; (2) set forth basic standards of ethical and legal behavior; (3) provide reporting mechanisms for known or suspected ethical or legal violations; and (4) help prevent and detect wrongdoing.

Given the variety and complexity of ethical questions that may arise in Petrol’s course of business, this Code of Business Conduct and Ethics serves only as a rough guide. Confronted with ethically ambiguous situations, the Covered Parties should remember Petrol’s commitment to high ethical standards and seek advice from supervisors, managers or other appropriate personnel to ensure that all actions they take on behalf of Petrol honor this commitment.

3.	Ethical Standards.

A.   Conflicts of Interest. A conflict of interest exists when a person’s private interest interferes in any way with the interests of Petrol. A conflict can arise when a Covered Party takes actions or has interests that may make it difficult to perform his or her work for Petrol objectively and effectively. Conflicts of interest may also arise when a Covered Party, or members of his or her family, receive improper personal benefits as a result of his or her position at Petrol. Loans to, or guarantees of obligations of, Covered Parties and their family members may create conflicts of interest. It is almost always a conflict of interest for a Covered Party to work simultaneously for a competitor, customer or supplier.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or manager or, if circumstances warrant, the chief financial officer or chief executive officer of Petrol. Any Covered Party who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 5 of this Code.

All directors and executive officers of Petrol and the chief executive officers and chief financial officers of Petrol Oil and Gas, Inc.’s subsidiaries shall disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict to the Chairman of Petrol’s Board of Directors or the Audit Committee. No action may be taken with respect to such transaction or party unless and until such action has been approved by the Board of Directors or the Audit Committee.

B.   Corporate Opportunities. Covered Parties are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors of Petrol. No Covered Party may use corporate property, information or position for improper personal gain, and no employee may compete with Petrol directly or indirectly. Covered Parties owe a duty to Petrol to advance its legitimate interests whenever possible.

C.   Fair Dealing. Covered Parties shall behave honestly and ethically at all times and with all people. They shall act in good faith, with due care, and shall engage only in fair and open competition, by treating ethically competitors, suppliers, customers, and colleagues. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

A-1

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered or accepted by a Covered Party or any family member of a Covered Party unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe or payoff and (4) does not violate any laws or regulations. The offer or acceptance of cash gifts by any Covered Party is prohibited. Covered Parties should discuss with their supervisors, managers or other appropriate personnel any gifts or proposed gifts which they think may be inappropriate.

D.   Insider Trading. Covered Parties who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Petrol’s business. All non-public information about Petrol should be considered confidential information. It is always illegal to trade in Petrol Oil and Gas, Inc. securities while in possession of material, non-public information, and it is also illegal to communicate or “tip” such information to others.

E.    Confidentiality. Covered Parties must maintain the confidentiality of confidential information entrusted to them, except when disclosure is authorized by an appropriate executive officer of Petrol or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors or harmful to Petrol or its customers if disclosed. It also includes information that suppliers and customers have entrusted to Petrol. The obligation to preserve confidential information continues even after employment ends.

F.    Protection and Proper Use of Company Assets. All Covered Parties should endeavor to protect Petrol’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Petrol’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Petrol’s equipment should not be used for non-Company business, though incidental personal use is permitted.

The obligation of Covered Parties to protect Petrol’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, drilling and development plans, reserve reports, engineering and production ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or criminal penalties.

G.   Compliance with Laws, Rules and Regulations. Obeying the law, both in letter and in spirit, is the foundation on which Petrol’s ethical standards are built. In conducting the business of Petrol, the Covered Parties shall comply with applicable governmental laws, rules and regulations at all levels of government in the United States and in any non-U.S. jurisdiction in which Petrol does business. Although not all Covered Parties are expected to know the details of these laws, it is important to know enough about the applicable local, state and national laws to determine when to seek advice from supervisors, managers or other appropriate personnel.

H.   Timely and Truthful Public Disclosure. In reports and documents filed with or submitted to the Securities and Exchange Commission and other regulators by Petrol, and in other public communications made by Petrol, the Covered Parties involved in the preparation of such reports and documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) shall make disclosures that are full, fair, accurate, timely and understandable. Where applicable, these Covered Parties shall provide thorough and accurate financial and accounting data for inclusion in such disclosures. They shall not knowingly conceal or falsify information, misrepresent material facts or omit material facts necessary to avoid misleading Petrol’s independent public auditors or investors.

A-2

I.     Significant Accounting Deficiencies. The CEO and chief financial officer shall promptly bring to the attention of the Board of Directors or the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect Petrol’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Petrol’s financial reporting, disclosures or internal control over financial reporting.

4.     Waivers. Any waiver of this Code for executive officers or directors may be made only by Petrol’s Board of Directors or its Audit Committee and will be promptly disclosed as required by law or stock exchange regulation.

5.	Violations of Ethical Standards.

A.   Reporting Known or Suspected Violations. Petrol’s directors, CEO and chief financial officer shall promptly report any known or suspected violations of this Code to the Chairman of Petrol’s Audit Committee. All other Covered Parties should talk to supervisors, managers or other appropriate personnel about known or suspected illegal or unethical behavior. No retaliatory action of any kind will be permitted against anyone making such a report in good faith, and Petrol’s Board of Directors and Audit Committee will strictly enforce this prohibition.

B.   Accountability for Violations. If Petrol’s Board of Directors, Audit Committee or their respective designee(s) determines that this Code has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, the offending Covered Party may be disciplined for non-compliance with penalties up to and including removal from office or dismissal. Such penalties may include written notices to the individual involved that a violation has been determined, censure by the Audit Committee, demotion or re-assignment of the individual involved and suspension with or without pay or benefits. Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Party and Petrol. All Covered Parties are expected to cooperate in internal investigations of misconduct.

6.     Compliance Procedures. We must all work together to ensure prompt and consistent action against violations of this Code. In some situations, however, it is difficult to know if a violation has occurred. Because we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

Make sure you have all the facts. In order to reach the right solutions, we must be as informed as possible.

Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? Use your judgment and common sense. If something seems unethical or improper, it probably is.

Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the questions, and he or she will appreciate being consulted as part of the decision-making process.

You may report ethical violations in confidence without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected to the maximum extent consistent with Petrol’s legal obligations. Petrol in all circumstances prohibits retaliation of any kind against those who report ethical violations in good faith.

Ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

A-3